Exhibit 99.1

Triumph Bancorp Acquires Doral Money and Assumes Management of Doral CLO Portfolio

DALLAS – March 3, 2015 (GLOBE NEWSWIRE) – Triumph Bancorp, Inc. (NASDAQ: TBK) today announced that it, through its wholly owned subsidiary Triumph Capital Advisors, LLC, has acquired all the equity of Doral Money, Inc. (“Doral Money”) and certain related assets in connection with the Federal Deposit Insurance Corporation’s (“FDIC”) auction process for Doral Bank.

As a result of this transaction, Triumph Capital Advisors has acquired the management contracts to two active CLOs consisting of approximately $703 million in assets under management. This brings Triumph Capital Advisors’ outstanding assets under management to approximately $1.7 billion. In addition to the CLO management contracts being acquired, the primary assets of Doral Money consist of loans with a face value of approximately $37 million, which Triumph has assumed as part of the transaction, and certain securities of the CLOs, which were divested to a third party immediately following the closing as part of an agreement entered into by Triumph Capital Advisors in connection with the transaction.

“We are very excited about the value that this acquisition adds to Triumph,” said Aaron P. Graft, Chief Executive Officer of Triumph Bancorp, Inc. He added, “This acquisition substantially increases our assets under management and the profitability of Triumph Capital Advisors.”

Wachtell, Lipton, Rosen & Katz acted as legal advisor to Triumph Bancorp, Inc. in connection with the transaction. In addition, Dechert LLP acted as legal advisor to Triumph Capital Advisors with respect to the assignment of the CLO management contracts.

About Triumph

Headquartered in Dallas, Texas, Triumph Bancorp, Inc. (NASDAQ: TBK) is a financial holding company with a diversified line of community banking, commercial finance and asset management activities. www.triumphbancorp.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Investors are cautioned that such statements, including statements with respect to the expected benefits of the proposed transaction and the timing of the proposed transaction, are predictions and that actual events or results may differ materially. These forward-looking statements are not guarantees of future results and are subject to factors that could cause actual results to differ materially from those we expect, including, but not limited to: economic, political and market conditions and fluctuations; competition; the possibility that we will not consummate the proposed transaction on the expected terms, if at all; the possibility that the anticipated benefits of the proposed transaction will not be realized; and other factors identified in our filings with the SEC. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” and the forward-looking statement disclosure contained in Triumph’s Registration Statement on Form S-1, which was declared effective by Securities and Exchange Commission on November 6, 2014. Forward-looking statements speak only as of the date made and Triumph undertakes no duty to update the information.

Source: Triumph Bancorp, Inc.

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Investor Relations:

Luke Wyse

Vice President, Finance & Investor Relations

lwyse@triumphllc.com

214-365-6936

Media Contact:

Amanda Tavackoli

Vice President, Marketing & Communication

atavackoli@triumphllc.com

214-365-6930